UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2006
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario		M5J 1A7

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (416) 203-3898
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On July 27, 2006, Cott Corporation (the “Company”) announced that it had hired Wynn A. Willard to serve as President, International of the Company. Subsequently, on August 23, 2006, the Company executed an employment agreement (the “Employment Agreement”) with Mr. Willard effective as of August 1, 2006.
     Under the Employment Agreement, the Company will pay Mr. Willard a base salary of $375,000 per year and an annual car allowance of $16,000. He is also eligible to participate in the Company’s short-term executive bonus plan with an annual target bonus equal to his base salary, as well as the opportunity to earn up to 200% of base salary based on Company and personal performance. His bonus for 2006 is guaranteed to be a minimum of 100% of his base salary prorated for actual employment during 2006, and any excess bonus earned will also be prorated for actual service during 2006. Mr. Willard is eligible to participate in all Company benefit plans made available to Company employees and senior executives, including the executive incentive share purchase and long-term incentive plans.
     As an inducement to enter into employment with the Company, Mr. Willard will receive (i) a cash bonus of $100,000 and (ii) participation in the Company’s Performance Share Unit Plan (the “PSU Plan”) by way of a grant with a market value equal to $300,000, subject to the vesting and other provisions of the PSU Plan. Mr. Willard will also be entitled to reimbursement for relocation expenses and temporary housing.
     If the Company terminates Mr. Willard’s employment for cause or he resigns, the Company will pay him an amount equal to his accrued base salary, and any accrued but unpaid vacation entitlements, through the date of termination. If the Company terminates him without cause or he resigns for good reason, he will be entitled to (i) his accrued base salary through the date of termination, (ii) his target bonus, prorated through the termination date based on the achievement of specified target goals to such date, (iii) a lump-sum payment equal to (A) 1.5 times his base salary at the time of termination plus (B) 1.5 times the average of the aggregate of the target bonus and excess bonus actually achieved and awarded to him for the most recently completed two fiscal years, and (iv) continuation of insurance benefits for 18 months or until such benefits are replaced by a new employer, subject to eligibility under the applicable plans. All such payments will be made less applicable statutory withholdings and deductions. Mr. Willard’s participation in all bonus plans will terminate immediately on the date of termination of employment, provided that, subject to the approval of the Human Resources and Compensation Committee of the Board of Directors, all of his rights to receive unvested shares of the Company under the Company’s Performance Share Unit Plan will immediately vest.
     Mr. Willard has agreed to be subject to standard confidentiality undertakings and will also be subject to non-competition, non-solicitation, and non-disparagement restrictions during the term of employment and for a period of 18 months following termination.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: August 29, 2006	By:	/s/ B. Clyde Preslar
B. Clyde Preslar
Executive Vice President and Chief Financial Officer